EX-99.CODE ETH

            CREDIT SUISSE ALTERNATIVE CAPITAL, INC. REGISTERED FUNDS

                                 CODE OF ETHICS
                       FOR PRINCIPAL EXECUTIVE OFFICER AND
                           PRINCIPAL FINANCIAL OFFICER

I.    COVERED OFFICERS/PURPOSE OF THE CODE

      This code of ethics (the "Code") for each investment company advised by Credit Suisse Alternative Capital, Inc. listed on EXHIBIT A (collectively, the "Funds" and each, a "Fund") applies to the Funds' Principal Executive Officer and Principal Financial Officer (the "Covered Officers") as listed on EXHIBIT B for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by each Fund;

      o     compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o     accountability for adherence to the Code.

      Each Covered Officer owes a duty to each Fund to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

      OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in a Fund.

      Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds and the investment adviser to the Funds (the "Investment Adviser") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

      Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the Investment Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Investment Adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Investment Adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Investment Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Managers of the Funds (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds - should be the guiding principle in all circumstances.

      Each Covered Officer must:

      o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

      o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds;

      o not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to profit personally or cause others to profit, by the market effect of such transactions;

      o not retaliate against any employee or Covered Officer for reports of potential violations of law that are made in good faith.

      There are some conflict of interest situations that should always be discussed with the Funds' Chief Compliance Officer if material. Examples of these include:

      o     any outside  business  activity that  detracts from an  individual's
            ability   to  devote   appropriate   time  and   attention   to  his
            responsibilities with the Funds;

      o service as a director on the board (or equivalent position) of any public or private company;

      o     the receipt of any non-nominal gifts in excess of $100;

      o the receipt of any entertainment from any company with which any Fund has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

      o any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.  DISCLOSURE

      o Each Covered Officer must familiarize himself with the disclosure requirements applicable to the Funds and the Funds' disclosure controls and procedures;

      o each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' Managers and auditors, and to governmental regulators and self-regulatory organizations; and

      o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

IV.   COMPLIANCE

      It is the responsibility of each Covered Officer to promote adherence with
the  standards  and   restrictions   imposed  by  applicable   laws,  rules  and
regulations.

V.    REPORTING AND ACCOUNTABILITY

      Each Covered Officer must:

      o upon adoption of the Code, affirm in writing to the Boards that he or she has received, read, and understands the Code.

      o annually thereafter affirm to the Boards that he or she has complied with the requirements of the Code.

      o report at least annually, in the format required by the Fund's annual Officer's and Manager's Questionnaire, affiliations and potential conflicts as set forth in such Questionnaire.

      o notify the Fund's Chief Compliance Officer and the Chairman of the Funds' Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

      The Funds' Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(1) However, approvals, interpretations, or waivers sought by the Principal Executive Officer will be considered by the Audit Committee and the Boards.

      The Funds will follow these procedures in investigating and enforcing this
Code:

      o the Funds' Chief Compliance Officer will take all appropriate action to investigate any violations and potential violations reported to it;

      o violations will be reported to the Audit Committee after such investigation;

      o if the Audit Committee determines that a violation has occurred, it will inform and make a recommendation to the Boards, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Adviser or its board; or recommending dismissal of the Covered Officer.

      o the Audit Committee will be responsible for granting waivers, as appropriate; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.   OTHER POLICIES AND PROCEDURES

      The Funds' and their Investment Adviser's code of ethics pursuant to Rule 17j-1 under the Investment Company Act and the Investment Adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.  AMENDMENTS

      This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Boards, including a majority of independent managers.

VIII. CONFIDENTIALITY

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(1)   The  Funds'  Chief  Compliance  Officer  is  authorized  to  consult,   as
      appropriate, with the chair of the Fund's Audit Committee, counsel to the Company and counsel, if any, to the Independent Managers, and is encouraged to do so.

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Boards, their respective counsel, and the Investment Adviser and its counsel.

IX.   INTERNAL USE

      The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund as to any fact, circumstance, or legal conclusion.

Effective Date as to each Fund is listed on EXHIBIT A

                                                                       EXHIBIT A

      LIST OF THE CREDIT SUISSE ALTERNATIVE CAPITAL, INC. REGISTERED FUNDS

                                                                                         EFFECTIVE DATE
                                                                                         --------------
Credit Suisse Alternative Capital Multi-Strategy Master Fund, LLC                        March 28, 2005
Credit Suisse Alternative Capital Multi-Strategy Fund, LLC                               March 28, 2005
Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC                 March 28, 2005
Credit Suisse Alternative Capital Event Driven Master Fund, LLC                          March 28, 2005
Credit Suisse Alternative Capital Event Driven Fund, LLC                                 March 28, 2005
Credit Suisse Alternative Capital Event Driven Institutional Fund, LLC                   March 28, 2005
Credit Suisse Alternative Capital Long/Short Equity Master Fund, LLC                     March 28, 2005
Credit Suisse Alternative Capital Long/Short Equity Fund, LLC                            March 28, 2005
Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC              March 28, 2005
Credit Suisse Alternative Capital Tactical Trading Master Fund, LLC                      March 28, 2005
Credit Suisse Alternative Capital Tactical Trading Fund, LLC                             March 28, 2005
Credit Suisse Alternative Capital Tactical Trading Institutional Fund, LLC               March 28, 2005
Credit Suisse Alternative Capital Relative Value Master Fund, LLC                        March 28, 2005
Credit Suisse Alternative Capital Relative Value Fund, LLC                               March 28, 2005
Credit Suisse Alternative Capital Relative Value Institutional Fund, LLC                 March 28, 2005

                                                                       EXHIBIT B

                     PERSONS COVERED BY THIS CODE OF ETHICS

Nils Tuchschmid, Principal Executive Officer

Edward Poletti, Principal Financial Officer

                                                                       EXHIBIT C

                       ACKNOWLEDGEMENT OF RECEIPT OF CODE

      Section V of the Code requires that each Covered Officer, upon adoption of the Code, affirm in writing to the Board that he or she has received, read, and understands the Code. By executing this EXHIBIT C, the undersigned hereby makes such affirmation.


                                  ________________________________________
                                       Name:  Nils Tuchschmid
                                       Title: Principal Executive Officer

                                       Date:  ______________


                                  ________________________________________
                                       Name:  Edward Poletti
                                       Title: Principal Financial Officer

                                       Date:  ______________